PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2004)


                                  VAIL RESORTS


                                1,325,000 Shares


                                  Common Stock
--------------------------------------------------------------------------------

The selling stockholder named in this prospectus supplement is offering to sell 1,325,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholder.


The selling stockholder holds our Class A common stock and upon sale of such shares pursuant to this prospectus supplement such shares will automatically convert into our common stock.


Our common stock is listed on The New York Stock Exchange under the symbol "MTN." On March 30, 2004, the last reported sale price of our common stock on The New York Stock Exchange was $16.11 per share.


Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of the accompanying prospectus.

                                                                   Per Share             Total
Public offering price .....................................         $ 15.75           $  20,868,750
Underwriting discounts and commissions.....................         $ 0.45
                                                                                      $     596,250
Proceeds to the selling stockholder........................         $ 15.30           $  20,272,500

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Lehman Brothers expects to deliver the shares on or about April 5, 2004.

--------------------------------------------------------------------------------


                                 LEHMAN BROTHERS

March 31, 2004

                                TABLE OF CONTENTS


                                                         Page                                                          Page
                Prospectus Supplement                                                Prospectus
FORWARD-LOOKING STATEMENTS........................       S-1     ABOUT THIS PROSPECTUS............................      1
VAIL RESORTS, INC. ...............................       S-2     FORWARD-LOOKING STATEMENTS.......................      1
SELLING STOCKHOLDER...............................       S-3     VAIL RESORTS, INC. ..............................      3
UNDERWRITING......................................       S-3     RISK FACTORS.....................................      4
VALIDITY OF SECURITIES............................       S-5     USE OF PROCEEDS..................................      13
WHERE YOU CAN FIND MORE INFORMATION...............       S-5     PLAN OF DISTRIBUTION.............................      13
INCORPORATION OF CERTAIN DOCUMENTS BY                            DESCRIPTION OF COMMON STOCK......................      14
    REFERENCE.....................................       S-5     SELLING STOCKHOLDER..............................      17
                                                                 VALIDITY OF SECURITIES...........................      18
                                                                 EXPERTS  ........................................      18
                                                                 WHERE YOU CAN FIND MORE INFORMATION..............      18
                                                                 INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                     REFERENCE....................................      19

                                -----------------

     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. Neither we, nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering common stock in any state where such an offer is prohibited. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

     We provide information to you about this offering in two separate documents that are combined together. The first document is the prospectus supplement, which describes the specific terms of this offering. The second document is the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both documents combined. If information in the prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to "Vail Resorts," "we," "us," "our" or similar references mean Vail Resorts, Inc. together with its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

     o    the existing SEC formal investigation of us;

     o    economic downturns;

     o    terrorist acts upon the United States;

     o    threat of or actual war;

     o    unfavorable weather conditions;

     o our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy;

     o    our ability to develop our resort and real estate operations;

     o    competition in our Mountain and Lodging businesses;

     o    our reliance on government permits for our use of federal land;

     o    our ability to integrate and successfully operate future acquisitions;

     o    adverse consequences of current or future legal claims; and

     o    adverse changes in the real estate market.

     Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully "Risk Factors" in the accompanying prospectus for a more complete discussion of the risks of an investment in our securities.

                               VAIL RESORTS, INC.

     We were organized as a holding company in 1997 and operate through various subsidiaries. Our operations are grouped into three segments: Mountain, Lodging and Real Estate, which represented approximately 66.2%, 22.5% and 11.3%, respectively, of our revenues for the 2003 fiscal year. Our Mountain segment owns and operates five premier ski resort properties which provide a comprehensive resort experience throughout the year to a diverse clientele with an attractive demographic profile. Our Lodging segment owns and/or manages a collection of luxury hotels, a destination resort at Grand Teton National Park and a series of strategic properties located in proximity to our mountain operations. Our Real Estate segment holds, develops, buys and sells real estate in and around our resort communities.

     Our principal office is located at Vail Resorts, Inc., 137 Benchmark Road, Avon, Colorado 81620, and our telephone number is (970) 845-2500. Our Internet website address is www.vailresorts.com.

                               SELLING STOCKHOLDER

     The following table sets forth information relating to the selling stockholder's beneficial ownership of our common stock:

                                             Class A Common Stock and                  Class A Common Stock and
                                                   Common Stock                              Common Stock
                                             Beneficially Owned Prior                  Beneficially Owned After
                                                  to the Offering                            the Offering
                                           -----------------------------              ---------------------------


                                                           Percent of
                                                           Class A                                 Percent of
                                           Number of       Common Stock    Number     Number of    Class A
                                           Shares of       and Common     of Shares   Shares of    Common Stock
                                           Class A         Stock          of Common   Class A      and Common
                                           Common          Outstanding    Stock       Common       Stock
Selling Stockholder                        Stock(2)        (3)(4)          Offered    Stock        Outstanding
----------------------------            --------------     -----------    ---------  ---------    ---------------

Apollo Ski Partners, L.P.(1) ........        7,439,542          21.1%     1,325,000   6,114,542        17.3%


(1) The Class A common stock is convertible into common stock (i) at the option of the holder, (ii) automatically, upon transfer to a non-affiliate of such holder and (iii) automatically, if less than 5,000,000 shares (as such number shall be adjusted by reason of any stock split, reclassification or other similar transaction) of Class A common stock are outstanding.


(2) The selling stockholder holds Class A common stock and upon sale of such shares pursuant to this prospectus supplement such shares will automatically convert into common stock.


(3)  The selling stockholder holds no shares of common stock.


(4) Calculated based on 35,300,485 Class A common shares and common shares outstanding as of March 29, 2004.



                                  UNDERWRITING

     Under the underwriting agreement relating to this common stock offering, Lehman Brothers Inc. has agreed to purchase 1,325,000 shares of common stock from the selling stockholder.

     The underwriting agreement provides that the underwriter's obligation to purchase the 1,325,000 shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, namely:

     o the representations and warranties made by us and the selling stockholder to the underwriter are true;

     o there has been no material adverse change in our condition or the financial markets; and

     o we and the selling stockholder deliver customary closing documents to the underwriter.

Commission and Expenses

     We and the selling stockholder have been advised by the underwriter that the underwriter proposes to offer the shares of common stock directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers at the offering price less a selling concession not in excess of $0.27 per share. After the offering, the underwriter may change the offering price and other selling terms.

     The following table summarizes the underwriting discounts and commissions the selling stockholder will pay to the underwriter. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriter pays to the selling stockholder.

                                                         Per Share       Total
Paid by selling stockholder                                $ 0.45      $ 596,250


     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions payable by us, will be approximately $120,380. We have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions.

Stabilization and Short Positions

     In connection with this offering, the underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of our common stock where applicable and in accordance with Regulation M under the Exchange Act.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Covering transactions involve purchases of the shares in the open market after distribution has been completed in order to cover short positions.

     These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     Neither we, the selling stockholder nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, the selling stockholder nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

     Our common stock is traded on the New York Stock Exchange under the symbol "MTN".

Indemnification

     We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect of these liabilities.

Electronic Distribution


     A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
                                      S-4

     Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Affiliations

     The underwriter and certain of its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they received customary fees and expenses. The underwriter and certain of its affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

                             VALIDITY OF SECURITIES

     The validity of the common stock will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters in connection with the common stock will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with the common stock will be passed upon for the selling stockholder by Akin Gump Strauss Hauer & Feld LLP, New York, New York.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and special reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the SEC are available to the public at the SEC's website at http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC relating to the shares covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of Vail Resorts, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and before the date that the offering of the common stock is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

     We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents filed with the SEC:

     o    Our Annual Report on Form 10-K for the year ended July 31, 2003.

     o    Our Quarterly Report on Form 10-Q for the quarter ended October 31,
          2003.

     o    Our Quarterly Report on Form 10-Q for the quarter ended January 31,
          2004.

     o    Our Current Report on Form 8-K filed February 2, 2004.

     o    Proxy Statement for our 2003 Annual Meeting of Shareholders.

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement and the accompanying prospectus, including any beneficial owner of our common stock. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                               Vail Resorts, Inc.
                                Post Office Box 7
                              Vail, Colorado 81658
                            Telephone: (970) 845-2500
                          Attention: Investor Relations
                           http://www.vailresorts.com

PROSPECTUS

                                1,500,000 Shares

                               VAIL RESORTS, INC.

                                  Common Stock

This prospectus is part of a registration statement that covers 1,500,000 shares of our common stock. These shares may be offered and sold from time to time by Apollo Ski Partners, L.P., the selling stockholder. We will not receive any proceeds from the sale of the common stock. We will bear the costs relating to the registration of our common stock.

Our outstanding capital stock consists of the common stock and the Class A common stock. The common stock and the Class A common stock are substantially identical, except that holders of the Class A common stock have the right to elect a class of directors that constitutes two-thirds of our board of directors and holders of the common stock have the right to elect a class of directors that constitutes one-third of our board of directors.

The selling stockholder holds Class A common stock and upon sale of such shares pursuant to this prospectus such shares will automatically convert into common stock.

Our common stock is traded on The New York Stock Exchange under the symbol "MTN." On February 5, 2004, the last sale price of our common stock on The New York Stock Exchange was $17.70 per share.

See "Risk Factors" beginning on page 4 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is February 25, 2004.

                                TABLE OF CONTENTS


                                                                            Page
                                                                           -----

ABOUT THIS PROSPECTUS.........................................................1
FORWARD-LOOKING STATEMENTS....................................................1
VAIL RESORTS, INC.............................................................3
RISK FACTORS..................................................................4
USE OF PROCEEDS..............................................................13
PLAN OF DISTRIBUTION.........................................................13
DESCRIPTION OF COMMON STOCK..................................................14
SELLING STOCKHOLDER..........................................................17
VALIDITY OF SECURITIES.......................................................18
EXPERTS......................................................................18
WHERE YOU CAN FIND MORE INFORMATION..........................................18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................19

                              ABOUT THIS PROSPECTUS

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the Securities and Exchange Commission. To understand the terms of the common stock offered by this prospectus, you should carefully read this entire prospectus, including any amendments or supplements. You should also read the documents referred to under the heading "Where You Can Find More Information" below for information about us and our financial statements.

When shares of common stock are actually sold, to the extent required, the number of shares to be sold, the purchase price, the public offering price, the names of any agent, dealer or underwriter and any applicable commission or discount with respect to that particular sale and any other required information will be set forth in an accompanying prospectus supplement. A prospectus supplement also may update or change information contained in the basic prospectus.

When acquiring the common stock discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering common stock in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Vail Resorts," "we," "us," "our" or similar references mean Vail Resorts, Inc. together with its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

     o    the existing SEC formal investigation of us;

     o    economic downturns;

     o    terrorist acts upon the United States;

     o    threat of or actual war;

     o    unfavorable weather conditions;

     o our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy;

     o    our ability to develop our resort and real estate operations;

     o    competition in our Mountain and Lodging businesses;

     o    our reliance on government permits for our use of federal land;

     o    our ability to integrate and successfully operate future acquisitions;

     o    adverse consequences of current or future legal claims; and

     o    adverse changes in the real estate market.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in our securities.

                               VAIL RESORTS, INC.

We were organized as a holding company in 1997 and operate through various subsidiaries. Our operations are grouped into three segments: Mountain, Lodging and Real Estate, which represented approximately 66.2%, 22.5% and 11.3%, respectively, of our revenues for the 2003 fiscal year. Our Mountain segment owns and operates five premier ski resort properties which provide a comprehensive resort experience throughout the year to a diverse clientele with an attractive demographic profile. Our Lodging segment owns and/or manages a collection of luxury hotels, a destination resort at Grand Teton National Park and a series of strategic properties located in proximity to our mountain operations. Our Real Estate segment holds, develops, buys and sells real estate in and around our resort communities.

Our principal office is located at Vail Resorts, Inc., 137 Benchmark Road, Avon, Colorado 81620, and our telephone number is (970) 845-2500. Our Internet website address is www.vailresorts.com.

                                  RISK FACTORS

In addition to the other information in this prospectus and the documents incorporated and deemed to be incorporated herein, you should carefully consider the following risks before making an investment decision. Our business, financial condition and results of operations could be harmed were any of the following risks or uncertainties to develop into actual events. In such case, the value of our common stock could decline and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

Risks Related to Our Business

Our business is seasonal. Our Mountain and Lodging operations are seasonal in nature. In particular, revenues and profits for all of our Mountain and most of our Lodging operations are substantially lower, and historically result in losses, from late spring to late fall. Conversely, Grand Teton Lodge Company ("GTLC") and certain managed properties' peak operating seasons occur during the summer months while the winter season generally results in operating losses. However, revenues and profits generated by GTLC's summer operations and management fees from those managed properties are not sufficient to fully offset our off-season losses from our Mountain and other Lodging operations. During the 2003 fiscal year, 76% of total Resort (Mountain and Lodging combined) revenues were earned during the second and third fiscal quarters. Quarterly results may also be materially affected by the timing of snowfall and other unforeseen external factors. Therefore, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

We are subject to unfavorable weather conditions. The ability to attract visitors to ski resorts is influenced by weather conditions and by the amount and timing of snowfall during the ski season. Unfavorable weather conditions can adversely affect skier visits, and adversely affect our revenues and profits. In the past 20 years, our Colorado ski resorts have averaged between 20 and 30 feet of annual snowfall and our California ski resort receives average yearly snowfall of between 25 and 35 feet, significantly in excess of the average for U.S. ski resorts. However, there is no assurance that our resorts will receive seasonal snowfalls near the historical average in the future. Also, the early season snow conditions and skier perceptions of early season snow conditions influence the momentum and success of the overall season. In addition, a severe and prolonged drought could affect our otherwise adequate snowmaking water supplies. Unfavorable weather conditions such as drought, hurricanes, tropical storms and tornadoes can adversely affect our other resorts and lodging properties as vacationers tend to delay or postpone vacations if weather conditions differ from those that typically prevail at such resorts for a given season. There is no way for us to predict future weather patterns or the impact that weather patterns may have on results of operations or visitation.

We depend on a seasonal workforce. Our Mountain and Lodging operations are largely dependent on a seasonal workforce. We recruit worldwide to fill staffing needs each season, and utilize visas to enable the use of foreign workers. In addition, we manage seasonal wages and the timing of the hiring process to ensure the appropriate workforce is in place. While we do not currently foresee the need to increase seasonal wages to attract employees, we cannot guarantee that such an increase will not be necessary in the future. In addition, we cannot guarantee that we will be able to obtain the visas necessary to hire foreign workers, who are an important source for the seasonal workforce. Increased seasonal wages or an inadequate workforce could have an adverse impact on our results of operations; however, we are unable to predict with any certainty whether such situations will arise or the potential impact on results of operations.

We are currently the subject of an SEC investigation. In October 2002, after voluntary consultation with the SEC staff on the appropriate accounting for recognizing revenue on initiation fees related to the sale of memberships in private clubs, we restated and reissued our historical financial statements for fiscal 1999 through fiscal 2001, primarily to reflect a revision in the accounting treatment for recognizing revenue on initiation fees related to the sale of memberships in private clubs. In 2002, we engaged our new auditors to do a complete re-audit of the fiscal years 1999-2001 and filed an amended 10-K for fiscal 2001 reflecting all adjustments made as a result of the re-audit, in addition to the revision in accounting for the club fees. In February 2003, the SEC informed us that it had issued a formal order of investigation with respect to us. At that time, the inquiry related to our previous accounting treatment for the private club initiation fees.

In October 2003, the SEC issued a subpoena to us to produce documents related to several matters, including the sale of memberships in private clubs. In November 2003, the SEC issued an additional subpoena to us to produce documents related primarily to the additional Restatement items included in our Form 10-K for the year ended July 31, 2003. We are fully cooperating with the SEC in its investigation. We are unable to predict the outcome of the investigation or any action that the SEC might take, including the imposition of fines and penalties, or other available remedies. Any adverse development in connection with the investigation, including any expansion of the scope of the investigation, could have a material adverse effect on us, including diverting the efforts and attention of our management team from our business operations.

We are subject to economic downturns. Skiing, travel and tourism are discretionary recreational activities that can be impacted by a significant economic slowdown, which, in turn, could impact our operating results. The recent extended economic downturn has negatively impacted our operating results although we had historically been relatively unaffected by economic downturns. There can be no assurance that a continued or future decrease in the amount of discretionary spending by the public would not have an adverse effect on us.

Our cost reduction plan might fail to achieve anticipated cost savings and operational efficiencies. We implemented a plan for fiscal 2004 to achieve approximately $25 million in year-over-year cost savings and improved profits. We cannot assure you that this plan will be successful in achieving the anticipated cost savings, operational efficiencies or profit improvements. We also cannot assure you that the cost savings will not cause unanticipated negative impacts to guest services, which could lead to adverse effects on us.

We face significant competition. The ski resort and lodging industries are highly competitive. The number of people who ski in the United States (as measured in skier visits) has generally ranged between 52 million and 57 million annually over the last decade, with 57.6 million for the 2002/03 ski season. The factors that we believe are important to customers include:

     o    proximity to population centers;

     o    availability and cost of transportation to ski areas;

     o ease of travel to ski areas (including direct flights by major airlines);

     o    pricing of products and services;

     o    snowmaking facilities;

     o    type and quality of skiing offered;

     o    duration of the ski season;

     o    weather conditions;

     o    number, quality and price of related services and lodging; and

     o    reputation.

We have many competitors for our ski vacationers, including other major resorts in Colorado and throughout North America. Our destination guests can choose from any of these alternatives, as well as non-skiing vacation destinations around the world. Our Colorado day skier customers can choose from a number of nearby competitors, including Copper Mountain, Winter Park, Arapahoe Basin and Loveland ski areas. In addition, other forms of leisure such as attendance at movies, sporting events and participation in other indoor and outdoor recreational activities are available to potential guests.

RockResorts International LLC ("RockResorts") hotels and our other hotels compete with numerous other hotel companies that may have greater financial resources than we do. Many of our competitors in both the Mountain and Lodging segments may be able to adapt more quickly to changes in customer requirements or devote greater resources to promotion of their offerings than we can. We believe that developing and maintaining a competitive advantage will require continued investment by us in our resorts and in our sales and marketing efforts. We cannot assure you that we will have sufficient resources to make the necessary investments to do so, and we cannot assure you that we will be able to compete successfully in this market or against such competitors.

In addition, each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been or may be built in the geographic areas in which our hotels are located, which could adversely affect the results of operations of these hotels. An oversupply of hotel rooms could adversely affect both occupancy and rates in the markets in which our hotels are located. A significant increase in the supply of mid-price, upscale, and upper-upscale hotel rooms and suites, if demand fails to increase proportionately, could have an adverse effect on our business, financial condition and results of operations.

We have identified a material weakness and certain significant deficiencies in our internal controls over financial reporting. In connection with the issuance of our audited financial statements for fiscal 2003, we identified issues with our internal financial control structure and restated our historical financial statements. While we have implemented a specific action plan to address the internal control weaknesses and to enhance the reliability and effectiveness of our control procedures, we cannot guarantee that similar or other internal control weaknesses will not be identified in the future.

Additionally, we are currently reviewing and testing our material internal control systems, processes and procedures in compliance with the requirements of Sarbanes-Oxley Regulation 404. There can be no assurances that such a review will not result in the identification of significant control deficiencies or that our auditors will be able to attest to the adequacy of our internal controls.

Our recent or future acquisitions might not be successful. In recent years, we have acquired a major ski resort and several other destination resorts and hotel properties, including Heavenly Ski Resort, RockResorts and its associated management contracts, the Lodge at Rancho Mirage and the Vail Marriott Mountain Resort & Spa, as well as developable land in proximity to such resorts. We cannot assure you that we will be able to continue to successfully integrate and manage these acquired properties profitably or increase our profits from these operations. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which could be significant. We would face various risks from additional acquisitions, including:

     o    inability to integrate acquired businesses into our operations;

     o    potential goodwill impairment;

     o    diversion of our management's attention;

     o    potential increased debt leverage; and

     o    unanticipated problems or liabilities.

Similar problems from future acquisitions could adversely affect our operations and financial performance. In addition, we run the risk that our new acquisitions may fail to perform in accordance with our expectations, and that our estimates of the costs of improvements for such properties may prove inaccurate. We cannot assure you that we will be able to mitigate exposure to these markets in the future.

Our future development plans might not be successful. We have significant development plans for our operations. We could experience significant difficulties initiating or completing these projects, including:

     o    delays in completion;

     o market or economic downturns impacting our ability to achieve required revenues from sales;

     o    inaccurate cost estimates;

     o    difficulty in finding partners to assist with financing;

     o    difficulty in receiving the necessary regulatory approvals; and

     o    difficulty in obtaining qualified subcontractors.

Additionally, we may not benefit from the projects as we expected. Further, we may not be able to fund these projects with cash flow from operations and borrowings under our credit facility or third-party non-recourse financing if we face these difficulties.

In addition, we may decide to alter or abandon a development plan that is currently underway or under consideration. Consequently, you should not place undue reliance upon any particular development plan as such plan may not be consummated, or may not be consummated in the manner described in this prospectus.

Terrorist acts upon the United States and acts of war (actual or threatened) could have a material adverse effect on us. The terrorist acts carried out against the United States on September 11, 2001 have had an adverse effect on the global travel and leisure industry. The war with Iraq and its aftermath also had a materially adverse effect on us. We cannot guarantee if or when normal travel and vacation patterns will resume. Additional terrorist acts against the United States and the threat of or the actual act of war by or upon the United States could result in further degradation of discretionary travel, upon which our operations are highly dependent. Such degradation could have a material adverse impact on our results of operations.

Unforeseen global events could adversely impact us. The SARS epidemic in the spring of 2003 adversely impacted the international travel industry and, consequently, adversely impacted our business. Other such events of a global nature could also adversely impact discretionary travel, upon which our operations are highly dependent, which could have a material adverse impact on our results of operations.

We rely on government permits. Virtually all of our ski trails and related activities at Vail, Breckenridge, Keystone and Heavenly and a substantial portion on Beaver Creek are located on federal land. The United States Forest Service (the "Forest Service") has granted us permits to use these lands, but maintains the right to review and approve many operational matters, as well as the location, design and construction of improvements in these areas. Currently, our permits expire October 31, 2031 for Vail, December 31, 2029 for Breckenridge, December 31, 2032 for Keystone, May 1, 2042 for Heavenly and December 31, 2038 for Beaver Creek. The Forest Service can terminate most of these permits if, in its opinion, such revocation is required in the public interest. A termination of any of our permits would adversely affect our business and operations.

We have applied for several new permits or other approvals for improvements and new development. These efforts, if not successful, could impact our expansion efforts as currently contemplated. Furthermore, Congress may increase the fees we pay to the Forest Service for use of these federal lands.

GTLC operates three resort properties within Grand Teton National Park under a concession contract with the National Park Service that expired on December 31, 2002. This contract was extended for two years through December 31, 2004, or until such time a new contract is awarded, whichever occurs first. The new contract for this concession is subject to a competitive bidding process under the rules promulgated to implement the concession provisions of the National Park Omnibus Management Act of 1998. The bidding and renewal process is expected to occur in early to mid-2004. We cannot predict or guarantee the prospects for success in being awarded a new contract, although we believe GTLC is well-positioned to obtain a new concession contract on satisfactory terms. In the event GTLC is not the successful bidder for the new concession contract, under the existing contract, GTLC is required to sell to the new concessionaire its "possessory interest" in improvements and its other property used in connection with the concession operations. GTLC would then be entitled to be compensated by the successful bidder for the value of its "possessory interest" in the assets, although the matter may be subject to arbitration if the value is disputed. Under an amendment to the contract, in the summer of 2003, GTLC and the National Park Service agreed upon the value to be contained in the prospectus soliciting bids for the contract.

We are subject to litigation in the ordinary course of business. We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management's attention and resources. While management believes we have adequate insurance coverage and accrued loss contingencies for all known matters, we cannot assure that the outcome of all current or future litigation will not have a material adverse effect on us.

We are subject to extensive environmental laws and regulations in the ordinary course of business. Our operations are subject to a variety of federal, state and local environmental laws and regulations including those relating to emissions to the air, discharges to water, storage, treatment and disposal of wastes, land use, remediation of contaminated sites and protection of natural resources such as wetlands. For example, future expansions of certain of our ski facilities must comply with applicable forest plans approved under the National Forest Management Act or local zoning requirements. Our facilities are subject to risks associated with mold and other indoor building contaminants. From time to time, our operations are subject to inspections by environmental regulators or other regulatory agencies. We are also subject to worker health and safety requirements. We believe our operations are in substantial compliance with applicable environmental, health and safety requirements. However, our efforts to comply do not remove the risk that we may be held liable, incur fines or be subject to claims for damages, and that the amount of any liability, fines, damages or remediation costs may be material for, among other things, the presence or release of regulated materials at, on or emanating from properties we now or formerly owned or operated, newly discovered environmental impacts or contamination at or from any of our properties, or changes in environmental laws and regulations or their enforcement.

Implementation of existing and future legislation, rulings, standards and interpretations from the FASB or other regulatory bodies could affect the presentation of our financial statements and related disclosures. The FASB has recently issued FIN No. 46, FIN No. 46R and SFAS No. 150, which we are currently in the process of implementing. The implementation of these accounting pronouncements could affect the way we account for our involvement with variable interest entities and could also affect the presentation of liabilities and equity on our balance sheet, including potentially recording certain off-balance sheet liabilities on our balance sheet. These and other future regulatory requirements could significantly change our current accounting practices and disclosures. Such changes in the presentation of our financial statements and related disclosures could change your interpretation or perception of our financial position and results of operations. For a more detailed discussion on the possible treatment of our variable interest entities see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Off Balance Sheet Arrangements" and Notes 8 and 13 to "Consolidated Financial Statements" included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2003 as well as "Off Balance Sheet Arrangements" and "New Accounting Pronouncements" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 8 and 11 to "Consolidated Condensed Financial Statements" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003.

We are subject to the risks of brand concentration. We are subject to the potential risks associated with concentration of our hotels under the RockResorts brand. A negative public image or other adverse event which becomes associated with the RockResorts brand could adversely affect hotels operated under that brand. Should the RockResorts brand suffer a significant decline in popularity with the traveling public, it could adversely affect our revenues and profitability.

Our future growth and real estate development requires additional capital whose availability is not assured. We intend to make significant investments in our resorts to maintain our competitive position. We spent approximately $106.3 million, $76.2 million and $57.8 million in the fiscal years ended July 31, 2003, 2002 and 2001, respectively, on capital expenditures and we have made investments of approximately $22.6 million, $68.7 million and $39.2 million in fiscal years 2003, 2002 and 2001, respectively, in our real estate developments, and we expect to continue making substantial resort capital expenditures and investments in real estate development. We could finance future expenditures from any of the following sources:

     o    cash flow from operations;

     o    bank borrowings;

     o    public offerings of debt or equity;

     o    private placements of debt or equity;

     o    non-recourse, sale leaseback or other financing; or

     o    some combination of the above.

We might not be able to obtain financing for future expenditures on favorable terms or at all.

Future changes in the real estate market could affect the value of our investments. We have extensive real estate holdings near our Mountain resorts and in Wyoming. We plan to make significant additional investments in developing property at all of our resorts. The value of our real property and the revenue from related development activities may be adversely affected by a number of factors, including:

     o    national and local economic climate;

     o local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

     o attractiveness of the properties to prospective purchasers and tenants;

     o    competition from other available property or space;

     o    our ability to obtain adequate insurance;

     o    unexpected construction costs or delays;

     o    government regulations and changes in real estate, zoning or tax laws;

     o    interest rate levels and the availability of financing; and

     o    potential liabilities under environmental and other laws.

If we do not retain our key personnel, our business may suffer. The success of our business is heavily dependent on the leadership of our key management personnel. If any of these persons were to leave our company, it would be difficult to replace them, and our business could be harmed. We do not have "key-man" life insurance.

Apollo Ski Partners, L.P. has influence over us. Apollo Ski Partners, L.P. ("Apollo Ski Partners") owns approximately 99.9% of our outstanding shares of Class A Common Stock, giving them approximately 21.1% of the combined voting power with respect to all matters submitted for a vote of all stockholders. Pursuant to our bylaws, the holders of Class A Common Stock have the right to elect a class of directors that constitutes up to two-thirds of our board of directors. Accordingly, Apollo Ski Partners and, indirectly, Apollo Advisors, L.P. (which indirectly controls Apollo Ski Partners) have the ability to elect two-thirds of our board of directors and control the approval of matters requiring approval by the board of directors, including mergers, liquidations and asset acquisitions and dispositions. However, in order to assist us in complying with new NYSE rules which require listed companies to have a board of directors composed of a majority of "independent" directors, Apollo Ski Partners has agreed that the directors that they are entitled to elect may include as many independent directors as necessary so that we can comply with this new rule. However, notwithstanding the above, Apollo Ski Partners will still have several designees on the board of directors and will be able to influence the board of directors. In addition, Apollo Ski Partners and Apollo Advisors, L.P. may be able to significantly influence decisions on matters submitted for stockholder consideration. The Lead Director on our board of directors is associated with Apollo Ski Partners.

Risks Relating to This Offering and Our Capital Structure

Future sales of shares of our common stock and Class A common stock could depress the price of the common stock. Future sales of common stock by us or our existing shareholders could adversely affect the prevailing market price of the common stock. As of February 2, 2004, we had 27,859,651 shares of common stock outstanding and 7,439,834 shares of class A common stock outstanding. Substantially all of the 7,439,834 shares of class A common stock outstanding and at least 9,471,417 shares of common stock outstanding are beneficially owned by people who may be deemed "affiliates," as defined by Rule 405 of the Act, and are "restricted securities" which can be resold in the public market only if registered with the Securities and Exchange Commission or pursuant to an exemption from registration.

In general, under Rule 144 as currently in effect, an "affiliate" is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly reported trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain manner of sale and notice requirements as to the availability of current public information are satisfied (which requirements as to the availability of current public information is currently satisfied). Under Rule 144(k), a person who is not deemed an "affiliate" at any time during the three months preceding a sale by such person would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning the company, provided that a period of at least two years has elapsed since the later of the date the common stock was acquired from the company or from an affiliate of the company.

In addition to the above shares, there are a number of shares of our common stock which may be sold pursuant to the exercise of outstanding stock options.

We cannot predict what effect, if any, that future sales of such restricted shares and the shares issuable upon exchange of stock options, or the availability of shares for future sale, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our ability to raise additional capital through an offering of our equity securities.

Our stock price is highly volatile. The market price of our stock is highly volatile and subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

     o    quarterly variations in our operating results;

     o operating results that vary from the expectations of securities analysts and investors;

     o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors or such guidance provided by us;

     o    announcements of new services by us or our competitors;

     o announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;

     o    future sales of our securities;

     o    trading and volume fluctuations; and

     o    other unforeseen events.

Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our stock.

We do not intend to pay dividends in the foreseeable future. We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Payment of any future dividends on our common stock will depend upon our earnings and capital requirements, the terms of our debt instruments and preferred stock and other factors our board of directors considers appropriate.

Anti-takeover provisions affecting us could prevent or delay a change of control that is beneficial to you. Provisions of our certificate of incorporation and bylaws, provisions of our debt instruments and other agreements and provisions of applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that holders of our securities may consider favorable. These provisions could:

     o    delay, defer or prevent a change in control of our company;

     o    discourage bids for our securities at a premium over the market price;

     o adversely affect the market price of, and the voting and other rights of the holders of, our securities; or

     o impede the ability of the holders of our securities to change our management.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a significant amount of indebtedness. On October 31, 2003, after giving pro forma effect to our recent offering of our 6.75% senior subordinated notes and the purchase of all of our 8.75% senior subordinated notes tendered in the tender offer and the discharge of all of our 8.75% senior subordinated notes not tendered in the tender offer, we would have had total indebtedness of $617.4 million (of which $390 million would have consisted of the notes and the balance would have consisted of senior debt).

Our substantial indebtedness could have important consequences to you. For example, it could:

     o    make it more difficult for us to satisfy our obligations;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and o limit our ability to borrow additional funds.

In addition, the indenture governing the 6.75% senior subordinated notes and our credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our credit facility permits additional borrowings of up to $72.3 million (as of October 31, 2003). If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

There are restrictions imposed by the terms of our indebtedness.

The operating and financial restrictions and covenants in our credit facility and the indenture governing the 6.75% senior subordinated notes may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, there can be no assurance that we will meet the financial covenants contained in our credit facility. If we breach any of these restrictions or covenants, or suffer a material adverse change which restricts our borrowing ability under our credit facility, we would be unable to borrow funds thereunder without a waiver, which inability could have an adverse effect on our business, financial condition and results of operations. A breach could cause a default under the notes and our other debt. Our indebtedness may then become immediately due and payable. We may not have or be able to obtain sufficient funds to make these accelerated payments, including payments on the notes.

In addition, the indenture governing the 6.75% senior subordinated notes restricts, among other things, our ability to:

     o    borrow money or sell preferred stock;

     o    create liens;

     o    pay dividends on or redeem or repurchase stock;

     o    make certain types of investments;

     o    sell stock in our restricted subsidiaries;

     o    restrict dividends or other payments from subsidiaries;

     o    enter into transactions with affiliates;

     o    issue guarantees of debt; and

     o    sell assets or merge with other companies.

If we fail to comply with these covenants, we would be in default under the indenture governing the notes, and the principal and accrued interest on the notes would become due and payable.

To service our indebtedness, we will require a significant amount of cash, generation of which depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including our 6.75% senior subordinated notes, and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all.

                                 USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by this prospectus will be received directly by the selling stockholder and we will not receive any proceeds from the sale of these shares.

                              PLAN OF DISTRIBUTION

The selling stockholder may sell the common stock offered by this prospectus to or through underwriters or dealers, directly to other purchasers, through agents or through a combination of any such methods of sale. The prospectus supplement will set forth the terms of the offering of the shares, including:

     o the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them,

     o the public offering price of the common stock and the proceeds to the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

     o    any securities exchanges on which the common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The common stock may be distributed from time to time in one or more transactions at:

     o    a fixed price or prices, which may be changed;

     o    market prices prevailing at the time of sale;

     o    prices related to the prevailing market prices; or

     o    negotiated prices.

If underwriters are used in the sale of common stock, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obliged to purchase all of the shares if they purchase any of the shares. In connection with the sale of common stock, underwriters may receive compensation from us, or from purchasers of shares for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of shares could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of shares by them could be considered underwriting discounts and commissions, under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                           DESCRIPTION OF COMMON STOCK

The following summary description of our common stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, amended and restated by-laws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated by-laws, see "Where You Can Find More Information."

Common Stock

Our authorized capital stock consists of 20,000,000 shares of Class A common stock, par value $0.01 per share and 80,000,000 shares of common stock, par value $0.01 per share. As of February 2, 2004, there were approximately 7,439,834 shares of Class A common stock and 27,859,651 shares of common stock issued and outstanding held by approximately three stockholders and 5,200 stockholders respectively. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC.

All outstanding shares of common stock and Class A common stock are validly issued, fully paid and non-assessable. The rights of holders of Class A common stock and common stock are substantially identical, except that, while any Class A common stock is outstanding, holders of Class A common stock elect a class of directors that constitutes two-thirds of our board and holders of common stock elect another class of directors constituting one-third of our board. The Class A common stock is convertible into common stock (i) at the option of the holder,
(ii) automatically, upon transfer to a non-affiliate and (iii) immediately upon the occurrence of an event which results in the number of shares of Class A common stock outstanding falling below 5,000,000 (as such number shall be adjusted by reason of any stock split, reclassification or other similar transaction). The common stock is not convertible. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock and Class A common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The holders of shares of common stock and Class A common stock will have no preemptive or subscription rights to purchase any of our securities. In the event of our liquidation, dissolution, winding up or distribution of our assets, the holders of common stock and Class A common stock are entitled to receive pro rata the assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock, if any, then outstanding. Each outstanding share of common stock and Class A common stock is entitled to vote on all matters submitted to a vote of stockholders.

Delaware Law and Certain Provisions of our Certificate of Incorporation and By-Laws

Statutory Provisions. We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) prior to the time such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding (1) shares owned by persons who are both officers and directors of the corporation and (2) held by certain employee stock ownership plans) or (iii) at or subsequent to the time the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Directors Liability and Indemnification. Our Amended and Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by the Delaware General Corporation Law or other applicable law, directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate our rights and our stockholders rights (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or any right of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our bylaws provide that we shall indemnify our directors, officers and employees to the fullest extent permitted by applicable law.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders (the "Stockholder Notice Procedure").

The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our board, or by a stockholder who has given timely written notice to our principal executive offices prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been properly brought before the meeting by, or at the direction of, our board or by a stockholder who has given timely written notice to our principal executive offices of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by us not less than 30 days prior to the scheduled date of the meeting (or, if less than 60 days' notice of the date of the meeting is given, the 9th day following the day such notice was made).

Under the Stockholder Notice Procedure, a stockholder's notice to us proposing to nominate a person for election as a director must contain certain information about the nominating stockholder and the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the officer presiding at a meeting determines that a person was not nominated, or other business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be transacted at such meeting, as the case may be.

By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords our board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, provides our board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to our board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our by-laws do not give our board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deferring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Written Consent of Stockholders. Our by-laws provide that stockholders may consent to corporate action by written consent without a meeting. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to our secretary, request that our board of directors fix a record date. Written consents shall be delivered to us by delivery to our registered office in Delaware, our principal place of business, or to any of our officers or agents having custody of the book in which proceedings of meetings of stockholders are recorded, by hand or by certified or registered mail, return receipt requested (the "Delivery Requirements"). We will engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to us that the consents delivered to us in accordance with the Delivery Requirements represent at least the minimum number of votes that would be necessary to take the corporate action. Our board of directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation). The written consents shall be effective to take the corporate action referred to therein only if, within sixty (60) days of the earliest dated written consent received in accordance with the Delivery Requirements, a written consent or consents signed by a sufficient number of holders to take action are delivered to us pursuant to the Delivery Requirements.

Certain Effects of Authorized but Unissued Stock. There are 12,560,166 shares of Class A common stock authorized but unissued, 52,164,958 shares of common stock authorized but unissued (and not reserved for issuance upon conversion of the Class A common stock or exercise of options), and 25,000,000 shares of preferred stock authorized but unissued, for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in our control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is Wells Fargo Bank Minnesota, N.A.

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.

                               SELLING STOCKHOLDER

The selling stockholder, Apollo Ski Partners, L.P., including its transferees, pledgees or donees or their successors may, from time to time, offer and sell in one or more offerings up to 1,500,000 shares of common stock pursuant to this prospectus. The selling stockholder may offer all, some or none of such shares of common stock. We will not receive any proceeds from the sales of common stock by the selling stockholder. The following table sets forth information relating to the selling stockholder's beneficial ownership of our common stock:


                                           Class A Common Stock and                  Class A Common Stock and
                                                 Common Stock                              Common Stock
                                           Beneficially Owned Prior                  Beneficially Owned After
                                                to the Offering                            the Offering
                                         -----------------------------              ---------------------------


                                                        Percent of         Maximum                  Percent of
                                         Number of      Class A            Number      Number of    Class A
                                         Shares of      Common Stock       of Shares   Shares of    Common Stock
                                         Class A        and Common         of Common   Class A      and Common
                                         Common         Stock              Stock       Common       Stock
Selling Stockholder                      Stock(2)       Outstanding(3)(4)  Offered     Stock        Outstanding
------------------                      ---------       ----------------   --------   ----------  --------------

Apollo Ski Partners, L.P.(1) ......     7,439,542          21.1%           1,500,000   5,939,542       16.8%




(1) The Class A common stock is convertible into common stock (i) at the option of the holder, (ii) automatically, upon transfer to a non-affiliate of such holder and (iii) automatically, if less than 5,000,000 shares (as such number shall be adjusted by reason of any stock split, reclassification or other similar transaction) of Class A common stock are outstanding.


(2) The selling stockholder holds Class A common stock and upon sale of such shares pursuant to this prospectus such shares will automatically convert into common stock.


(3)  The selling stockholder holds no shares of common stock.


(4) Calculated based on 35,299,485 Class A common shares and common shares outstanding as of February 2, 2004.



                             VALIDITY OF SECURITIES

The validity of the common stock will be passed upon for us by Cahill Gordon & Reindel LLP.

                                     EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph for the restatement of the financial statements for the years ended July 31, 2002 and 2001 as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the SEC are available to the public at the SEC's website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the shares covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Vail Resorts, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, as well as any such reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the common stock is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents filed with the SEC:

     o    Our Annual Report on Form 10-K for the year ended July 31, 2003.

     o    Our Quarterly Report on Form 10-Q for the quarter ended October 31,
          2003.

     o    Our Current Report on Form 8-K filed February 2, 2004.

     o    Proxy Statement for our 2003 Annual Meeting of Shareholders.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus, including any beneficial owner of our common stock. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                               Vail Resorts, Inc.
                                Post Office Box 7
                              Vail, Colorado 81658
                            Telephone: (970) 845-2500
                          Attention: Investor Relations
                           http://www.vailresorts.com

                                1,325,000 Shares



                                  VAIL RESORTS






                                  Common Stock





                            -------------------------
                              PROSPECTUS SUPPLEMENT

                                 MARCH 31, 2004
                            -------------------------







                                 LEHMAN BROTHERS